Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE FIRST

QUARTER ENDED MAY 1, 2010

– Comparable store sales growth, gross margin rate, and expense leverage exceeded

Company’s expectations –

– Company updates outlook for balance of 2010 –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (May 18, 2010)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the first quarter ended May 1, 2010.

Overview of Results for the First Quarter

For the first quarter ended May 1, 2010, the Company recorded net income of $18.8 million, or $.11 per diluted share. Those results included after-tax charges totaling $1.1 million, or $.01 per share, primarily related to severance expense and other store closing costs associated with the Portland, Oregon; San Diego, California; and Charleston, South Carolina Saks Fifth Avenue store closings.

For the first quarter ended May 2, 2009, the Company posted a net loss of $5.1 million, or $.04 per share. Excluding the after-tax loss from discontinued operations of $0.2 million, the Company recorded a loss from continuing operations of $4.9 million, or $.04 per share.

Comments on the First Quarter Ended May 1, 2010

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “I am very pleased with our first quarter operating performance. These results exceeded our expectations and were driven by comparable store sales growth, gross margin expansion, and expense leverage. The Saks team has carefully navigated through the challenging environment, and we are now moving cautiously from defense to offense.

“Our 6.1% first quarter comparable store sales increase was generated in a period during which we strategically reduced our promotional activity.”

In the Saks Fifth Avenue stores, several merchandise categories showed strength during the quarter, including women’s and men’s apparel, handbags, shoes, and jewelry. For the quarter, the New York City flagship store sales performance continued to exceed the Company’s aggregate comparable store sales performance.

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Saks Direct posted an approximate 33% comparable store sales increase in the quarter. OFF 5TH’s comparable store sales performance was below the Company’s aggregate comparable store sales performance for the period.

The Company generated meaningful year-over-year gross margin rate improvement in the first quarter, up 440 basis points to 43.1% this year from 38.7% in last year’s first quarter. The improvement exceeded management’s expectations and resulted from carefully managed inventory levels, increased full-price selling, and a reduced level of promotional activity.

Managing Selling, General, and Administrative expenses (“SG&A”) continues to be a top priority for the Company. As a percent of sales, SG&A expenses were 24.5% this year compared to 25.4% in the prior year first quarter, equating to 90 basis points of leverage.

Excluding the aforementioned store closing costs, the Company’s operating margin expanded to 7.1% in the quarter from 0.4% in the prior year first quarter.

Balance Sheet Highlights

Consolidated inventories at May 1, 2010 totaled $702.1 million, a 9.9% decrease over the prior year. Inventories decreased 10.3% on a comparable stores basis.

At quarter end, the Company had approximately $179.1 million of cash on hand and no direct outstanding borrowings on its $500 million revolving credit agreement.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at May 1, 2010, $33.2 million of the $230 million 2.0% convertible notes balance and $18.4 million of the $120 million 7.5% convertible notes were classified in equity.

Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at May 1, 2010 totaled approximately $577.2 million, and debt-to-capitalization was 35.7% (without giving effect to cash on hand).

Net capital spending for the first quarter ended May 1, 2010 totaled approximately $7.3 million.

Outlook for the Balance of 2010

Sadove noted, “We remain optimistic about the long-term outlook for our Company and for the luxury sector as a whole. While our first quarter results exceeded our expectations, we still believe the overall environment remains uncertain, and we are approaching the remainder of 2010 with continued caution. However, our assumptions for the balance of the year reflect a somewhat stronger forecast than we had at the beginning of the year.”

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The Company’s assumptions for the balance of 2010 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•

Comparable store sales growth in the mid-single digit range for the full year, comprised of low-to-mid-single digit growth in the second quarter and mid-single digit growth in the second half of the fiscal year.

•	Comparable store inventory levels are expected to be relatively flat at the end of the second quarter of 2010 and up modestly throughout the second half of 2010.

•

Based upon current inventory levels and the Company’s promotional calendar and permanent markdown cadence, the Company expects gross margins to approximate 39% for the full fiscal year, with second quarter gross margins in the 35.5% to 36.0% range and second half 2010 gross margins in the 38.2% to 38.7% range.

•

The Company expects SG&A deleverage for the balance of the year. Year-over-year net SG&A dollars (excluding certain items) are expected to increase approximately 50 basis points (as a percent of sales) for the full fiscal year. SG&A dollar increases are expected to arise from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions), expenses related to new OFF 5TH stores, and a reduction in proprietary credit card income primarily related to previously announced term changes with HSBC (estimated at approximately $10 million to $12 million for the full year; approximately $2.0 million was recognized in the first quarter). In addition, the Company is making some targeted investment spending to support Saks Direct growth and incurring a modest increase in expenses related to its selling and local marketing/business plan initiatives.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total approximately $75 million for the second quarter of 2010 and approximately $158 million to $160 million for the second half of 2010, bringing the full fiscal year to approximately $310 million to $312 million. Depreciation and amortization, which is included in the above amounts, should total approximately $120 million for the full fiscal year.

•

Based on existing debt arrangements and interest rates, interest expense should total approximately $15 million for the second quarter of 2010 and approximately $29 million to $30 million for the second half of 2010, bringing the full year interest expense to approximately $58 million to $60 million.

•	An effective tax rate of approximately 40.0% for the year.

•	A diluted common share count of approximately 158 million to 160 million for the full fiscal year.

•	Net capital expenditures of approximately $55 million for the full year.

Sadove concluded, “Saks Fifth Avenue has great potential. While approaching the future carefully and cautiously, we are focused on driving additional revenue growth, gross margin expansion, and a return to annual profitability. Our entire team is committed to the collaboration, innovation, and superb execution needed to realize our long-term financial and operating goals and to enhance shareholder value.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the

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first quarter ended May 1, 2010 compared to last year’s first quarter ended May 2, 2009 were:

	This Year	Last Year	Total Increase	Comparable Increase
First Quarter	$667.4	$624.3	6.9%	6.1%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
First Quarter	$7.4	$6.2

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, May 18, 2010 to discuss results for the first quarter. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 48526985).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 53 Saks Fifth Avenue stores, 55 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective

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expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2010, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	May 1, 2010		May 2, 2009
			Revised
Net sales	$667,438	100.0%	$624,265	100.0%
Cost of sales	379,707	56.9%	382,858	61.3%

Gross margin	287,731	43.1%	241,407	38.7%
Selling, general and administrative expenses	163,495	24.5%	158,433	25.4%
Other operating expenses:
Property and equipment rentals	25,669	3.8%	26,471	4.2%
Depreciation & other amortization	28,860	4.3%	33,340	5.3%
Taxes other than income taxes	22,436	3.4%	20,159	3.2%
Store pre-opening costs	2	0.0%	627	0.1%
Impairments and dispositions	1,815	0.3%	186	0.0%

Operating Income	45,454	6.8%	2,191	0.4%

Other income (expense):
Interest expense	(14,139)	-2.1%	(10,435)	-1.7%
Other income, net	190	0.0%	97	0.0%

Income (loss) before income taxes	31,505	4.7%	(8,147)	-1.3%

Provision (benefit) for income taxes	12,720	1.9%	(3,266)	-0.5%

Income (loss) from continuing operations	18,785	2.8%	(4,881)	-0.8%

Discontinued Operations:
Loss from discontinued operations	—	0.0%	(363)	-0.1%

Benefit for income taxes	—	0.0%	(127)	0.0%

Loss from discontinued operations	—	0.0%	(236)	0.0%

Net Income (loss)	$18,785	2.8%	$(5,117)	-0.8%

Per-share amounts - Basic
Income (loss) from continuing operations	$0.12		$(0.04)
Loss from discontinued operations	$—		$—
Net Income (loss)	$0.12		$(0.04)

Per-share amounts - Diluted
Income (loss) from continuing operations	$0.11		$(0.04)
Loss from discontinued operations	$—		$—
Net Income (loss)	$0.11		$(0.04)

Weighted average common shares:
Basic	153,739		138,297
Diluted	198,895		138,297

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SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	May 1, 2010	May 2, 2009
ASSETS
Current assets
Cash and cash equivalents	$179,056	$10,252
Merchandise inventories	702,132	779,474
Other current assets	92,991	97,977
Deferred income taxes, net	34,013	26,721

Total current assets	1,008,192	914,424

Property and equipment, net	938,292	1,042,960
Deferred income taxes, net	219,492	200,289
Other assets	30,465	19,684

TOTAL ASSETS	$2,196,441	$2,177,357

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$148,071	$140,252
Accrued expenses and other current liabilities	200,599	188,220
Accrued compensation and related items	40,561	30,141
Current portion of long-term debt	28,639	4,686

Total current liabilities	417,870	363,299

Long-term debt	496,993	631,940
Other long-term liabilities	191,116	193,858

Total liabilities	1,105,979	1,189,097
Commitments and Contingencies
Shareholders' Equity	1,090,462	988,260

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,196,441	$2,177,357